Exhibit 99.1

[NORTHWESTERN CORPORATION LOGO]                                     News Release

Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com

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           NORTHWESTERN CORPORATION RECEIVES BANKRUPTCY COURT APPROVAL
                     FOR SECURITIES CLASS ACTION SETTLEMENT

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SIOUX FALLS, S.D. - Oct. 7, 2004 - NorthWestern Corporation today announced that the U.S. Bankruptcy Court for the District of Delaware has approved an agreement that settles and dismisses all claims associated with consolidated securities class action lawsuits and derivative cases.


As previously announced, NorthWestern entered into a settlement agreement with parties involved in certain pending class action and derivative lawsuits involving the Company, its subsidiaries and certain present and former officers and directors. Under the terms of the settlement, all claims against the Company, its subsidiaries and other parties will be dismissed without admission of liability or wrongdoing. The agreement establishes a settlement fund for class members in the amount of $41 million of which approximately $37 million will be contributed by the Company's insurance carriers and $4 million would be contributed from other persons or parties.


The settlement is subject to approval by the U.S. District Court for the District of South Dakota, where the consolidated class action lawsuits and derivative cases are pending. The fees and expenses of class counsel and administration costs will be paid from the settlement fund. Assuming receipt of the final judicial approval, plaintiffs lawyers in these lawsuits will be sending a notice to all class members containing a more complete description of the proposed settlement and the steps class members must take in order to share in the proposed settlement will be mailed to class members.


About NorthWestern
NorthWestern Corporation (OTC Pink Sheets: NTHWQ) d/b/a NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 608,000 customers in Montana, South Dakota and Nebraska.

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